Exhibit 99.1

Barfresh Provides First Quarter 2022 Results and Business Update

Company Achieves Year-Over-Year Revenue Growth in First Quarter 2022 Despite Industry Wide Supply Challenges

First Quarter 2022 Revenue Increased by 149% Year-Over-Year to $2.5 Million

LOS ANGELES, April 28, 2022 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-Q for the first quarter ended March 31, 2022.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We achieved sequential and year-over-year revenue improvement in the first quarter of 2022 with revenue increasing 149% compared to the same period last year. We achieved this growth despite the temporary industry wide supply chain issues impacting our ability to fulfill all immediate orders. We continued to implement several cost-savings initiatives as well as price increases across all product offerings that went into effect at the end of the first quarter. This will begin to positively impact our top and bottom line results in the second half of 2022. Additionally, we are entering the selling season for our higher margin single serve and bulk products and are very encouraged to see a number of our clients re-engaging with us after taking a hiatus during the pandemic. The increased engagement across our customer segments, along with the initiatives in place to offset supply chain challenges provides us confidence we will achieve more record sales quarters and improved margins in the back half of this fiscal year.”

First Quarter of 2022 Financial Results

Revenue for the first quarter of 2022 increased 149% to $2.5 million, compared to $1.0 million in the first quarter of 2021. The increase in revenue is the result of higher growth in Twist & Go sales in the school channel, as well as the gradual return in sales of the Company’s single serve and bulk products. Gross margins for first quarter of 2022 were 32%, compared to 34% for the first quarter of 2021. The decline in gross margins was due to higher raw material and packaging costs as well as higher sales volume and product mix for the Company’s lower margin Twist & Go product.

Net loss for the first quarter of 2022 was $0.9 million, as compared to a loss of $0.6 million in the first quarter of 2021. G&A expenses for the first quarter of 2022 increased to $1.5 million, compared to $0.8 million in the first quarter of 2021. The increase in G&A was driven by a significant increase in personnel costs compared to a pullback in the COVID-19 affected quarter last year, including non-cash stock-based compensation, and an increase in shipping and storage costs from the unprecedented market price and labor shortages in the quarter. The Company is working to offset these elevated costs by implementing a number of cost initiatives, to include a price increase that went into effect at the end of the first quarter of 2022, improving packaging, equipment updates and ingredient and freight optimization.

As of March 31, 2022, the Company had approximately $4.5 million of cash, and approximately $0.9 million of inventory on its balance sheet.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, stock issued for services, gain or loss from debt extinguishments, gain or loss on derivative and the costs of NASDAQ uplift in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net loss, loss from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA was a loss of approximately $547,000 for the first quarter of 2022, compared to a loss of approximately $437,000 for the first quarter of 2021. Adjusted EBITDA in the first quarter of 2022 was negatively impacted by increased personnel costs and increased shipping and storage costs. A reconciliation of Adjusted EBITDA to net (loss) is provided below.

	For the three months ended March 31,
	2022	2021
Net loss	$(894,509)	$(591,519)

Depreciation and amortization	161,146	146,933
Interest	-	59,091
EBITDA	(733,363)	(385,495)

Stock based compensation	28,036	(34,585)
Stock issued for services	56,500	-
Gain from derivative liability	-	(16,787)
NASDAQ uplist (1)	102,080	-
Adjusted EBITDA	$(546,748)	$(436,867)

(1) Represents various non-recurring costs associated with the January 2022 uplist of our common stock to the Nasdaq Capital Market exchange.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, April 28, 2022, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, May 12, 2022. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13728295. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered in bottled format as well as single serving and bulk formats for on-site preparation. The company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. Barfresh has a distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com